Exhibit 99.1
785
Consistency of Symptom Improvement in Elderly Adults
with Chronic Insomnia Treated With Doxepin 1, 3 and 6 mg
Sonia Ancoli-Israel,1 Andrew Krystal,2 Philip Jochelson,3 Roberta Rogowski,3 H. Heith Durrence,3 Thomas Roth4
1University of California San Diego, 2Duke University Medical Center, 3Somaxon Pharmaceuticals, 4Henry Ford Sleep Disorders Center
INTRODUCTION
Insomnia is more prevalent in the elderly, with increased rates of sleep maintenance impairment and early morning awakenings.1 The elderly also appear to be more susceptible to developing chronic insomnia.2 Beyond the increased prevalence and susceptibility issues, insomnia in this age group is likely associated with more severe daytime impairment given the frequent comorbidity with other disorders.
The recent NIH state-of-the-science in insomnia conference (2005) discussed the importance of determining whether improvements in the classic quantitative sleep measures translate into improvements in global insomnia outcomes and daytime functioning, with an emphasis on long-term trials.3 This type of data would provide additional clinical relevance to traditional sleep measures, and would address the paucity of long-term data in the elderly.
One of the most frequently used outcomes-oriented measures in the psychiatric literature is the Clinical Global Impressions scale (CGI). The CGI has both physician-rated (CGI-Severity and CGI-Improvement) and patient-rated components (PGI). In the two trials reported here, the CGI and PGI were used to assess the severity of illness and the therapeutic effect of study drug. The strengths of the CGI include that it has proven to be a valid measure of efficacy (predominantly in psychiatric treatment studies), and that the scale is clinically understandable and can be administered quickly and easily. A key problem with the CGI in insomnia trials is that it is not as sensitive to change as sleep measures, and thus differences must be relatively striking to be observed and reported.
Doxepin (DXP), a potent and selective histamine H 1 antagonist at doses of 1 mg, 3 mg, and 6 mg,4,5 has demonstrated significant sleep promoting effects at these low doses.6 The present report reviews global symptom and severity assessments from two trials evaluating DXP in elderly subjects with insomnia.
METHODS
Objective and Study Design
Study A was a randomized, double-blind, placebo-controlled, parallel-group, long-term (12 weeks) trial designed to assess the efficacy and safety of DXP 1 mg and 3 mg using polysomnography (PSG). Study B was a randomized, double-blind, placebo-controlled, parallel-group, outpatient trial designed to assess the efficacy and safety of DXP 6 mg across a 4-week treatment period. Both trials included elderly subjects with chronic primary insomnia.
Subjects: Subjects were required to be ≥ 65 years of age, with at least a 3-month history of primary insomnia according to DSM-IV-TR. Both trials required subjects to self-report a certain degree of sleep impairment, with Study A additionally requiring that subjects meet PSG sleep impairment criteria.
Assessment of Efficacy and Safety: In Study A, subjects underwent one night of 8-hour PSG recording (N1, N15, N29, N57 and N85) at each study visit during the double-blind (DB) period. In Study B, subjects made weekly visits to the study center during the DB treatment period. In both trials, global treatment outcome was assessed with the CGI (CGI-Severity, CGI-Improvement and PGI) and the Insomnia Severity Index (ISI). The PGI included five questions relating to the therapeutic effect of the study drug. The five items assessed whether study drug helped/worsened sleep, shortened/lengthened time to fall asleep, lengthened/shortened the total time asleep, helped/interfered with sleep, and whether the study drug was too strong/too weak. The ISI consisted of seven questions related to subjects’ self-assessment of the severity of their insomnia. Outcomes data after two weeks and after 12 weeks are reported for Study A, and after one week and four weeks in Study B. Safety parameters included vital signs, physical examinations, neurological assessments, 12-lead electrocardiograms (ECGs), clinical laboratory data, and evaluation of adverse events (AEs). Next-day residual effects were assessed in Study A using the Digit Symbol Substitution Test (DSST), the Symbol Copying Test (SCT), and a Visual Analog Scale (VAS) assessing sleepiness.
STATISTICS
Efficacy analyses were conducted using the Intent-to-Treat analysis set, which in both trials included all randomized subjects receiving at least one dose of DB study drug. On the CGI-Severity and the ISI, analysis of covariance methods were used to compare mean values at each time point between placebo (PBO) and the relevant DXP dose (DXP 1 mg, or DXP 3 mg in Study A; DXP 6 mg in Study B), using a model that included main effects for treatment and study center with the corresponding baseline value as a covariate. In Study A, each pairwise comparison of DXP to PBO was performed using a linear contrast. Scores obtained from the CGI-Improvement scale and the PGI were assessed categorically. Comparison of each DXP group to PBO was conducted using the Cochran-Mantel-Haenszel chi-square (row mean score) test stratifying by center.
DEMOGRAPHICS AND DISPOSITION
In Study A, a total of 240 subjects met eligibility criteria and were randomized into the study (81 PBO, 77 DXP 1 mg, and 82 DXP 3 mg), with 214 subjects (89%) completing the study. In Study B, a total of 255 subjects met eligibility criteria and were randomized into the study (125 PBO, 130 DXP 6 mg), with 237 subjects (93%) completing the study. Baseline characteristics and early termination rates were comparable in both studies, with lower overall discontinuation rates for the DXP groups versus PBO.
The mean age in Study A was 71.4 years and the study included more women (65%) than men (35%). Subjects were Caucasian (80%), African American (9%), Hispanic (9%), and Other (2%). In Study B, the mean age was 72.5 years and the study included more women (65%) than men (35%). Subjects were Caucasian (87%), African American (7%), Hispanic (3%), and Other (3%).
EFFICACY RESULTS
Sleep Measures.
Data from both studies have been previously reported.7,8 Administration of DXP 1 mg and 3 mg (Study A) for 12 weeks in elderly subjects with chronic primary insomnia appeared to result in significant and clinically meaningful effects on sleep onset, sleep maintenance, and prevention of early morning awakenings that generally were sustained across the treatment period.7 In the 4-week outpatient study (Study B), administration of DXP 6 mg appeared to result in significant improvements in sleep maintenance and sleep duration that were sustained throughout the trial.8
Global Insomnia Outcomes
Study A. Scores on the CGI-Severity (Figure 1) and CGI-Improvement (Figure 2) scales were significantly improved after 2 weeks and after 12 weeks for DXP 3 mg, and after 12 weeks for DXP 1 mg. Additionally, nearly twice as many subjects receiving DXP 3 mg were rated as having moderate to marked improvement compared with PBO after 2 and 12 weeks (Figure 3). On the PGI, there were significant improvements in four of five items after 2 weeks for DXP 3 mg (p-values <0.008). After 12 weeks there were significant improvements for both DXP groups compared with PBO on all five items of the PGI (Figure 4), including the item that globally assessed whether study medication helped sleep (Figure 5). The ISI was significantly improved after 2 weeks (p=0.0216) and after 12 weeks (p=0.0056) for DXP 3 mg.
Study B. Scores on the CGI-Severity and CGI-Improvement scales were significantly improved after 1 week for DXP 6 mg. Scores on both CGI items were improved from baseline after 4 weeks, but were not statistically significant. On the PGI, there were significant improvements for the majority of the five therapeutic effect items after 1 week and after 4 weeks, with significant improvement in four of five items by the final study visit for DXP 6 mg (Figure 6). The ISI was significantly improved for DXP 6 mg after 1 week (p<0.0001) and after 4 weeks (p=0.0033).
Figure 1. CGI-Severity at Baseline, After 2 Weeks and After 12 Weeks (Study A)
Note: Severity categories included: Normal, Very Mild, Mild, Moderate, Marked, Severe, and Extremely Severe.
Figure 2. CGI-Improvement at Baseline, After 2 Weeks and After 12 Weeks (Study A)
Note: Improvement categories included: Marked Improvement, Moderate Improvement, Minimal Improvement, Unchanged, Minimal Worsening, Moderate Worsening, and Marked Worsening.
Figure 3. % of Subjects on CGI-Improvement with Moderate to Marked Improvement (Study A)
Figure 4. PGI Items After 12 Weeks (Study A)
Figure 5. % of Subjects on PGI Indicating Study Medication Helped Sleep (Study A)
Figure 6. PGI Items at Final Study Visit (Study B)
SAFETY RESULTS
Rates of treatment-emergent AEs were comparable across groups in both Study A (PBO=52%; DXP 1 mg=40%; DXP 3 mg=38%) and Study B (PBO=27%; DXP 6 mg=31%). There were two AEs reported by ≥5% of subjects, headache in Study A (PBO=14%; DXP 1 mg=3%; DXP 3 mg=6%) and somnolence/sedation in both Study A (PBO=5%; DXP 1 mg=5%; DXP 3 mg=3%) and Study B (PBO=3%; DXP 6 mg=9%). There were no clinically relevant changes in laboratory parameters, vital signs, physical examinations, or ECGs in either study. Additionally, there were no significant differences between DXP 1 mg or DXP 3 mg versus PBO on any of the parameters evaluating next-day residual effects (DSST, SCT, and VAS) during the 12-week trial (Study A). There was no evidence of weight gain in either study.
RESULTS SUMMARY
In these two trials:
•	Sleep efficacy was accompanied by significant improvements in both patient- and physician-based ratings of global insomnia outcome
–	Improvements were significant beginning as early as the first assessment time point, and were significant for up to 12 weeks (Study A)
•	There were improvements in both the CGI-Severity and CGI-Improvement items
–	Nearly a full category reduction was observed in CGI-Severity ratings after 12 weeks for DXP 3 mg compared with PBO
•	There were improvements in all five items of the PGI
–	Improvements were significant for the majority of the therapeutic effect items on the PGI at each visit (both trials)
•	After 12 weeks of therapy, all five therapeutic effect items of the PGI were significantly improved (Study A)
–	PGI results provide support for sleep onset, sleep maintenance, and sleep duration effects
•	DXP was well-tolerated with an overall incidence of AEs comparable to PBO
–	There were no reports of complex sleep behaviors, memory impairment, or anticholinergic effects, and there was no evidence of weight gain in either trial
–	There were no significant next-day residual effects observed compared with PBO (Study A)
CONCLUSIONS
In these two trials of elderly subjects with chronic primary insomnia, DXP administered nightly appeared to result in significant effects on sleep onset, sleep maintenance, and prevention of early morning awakenings that generally were sustained across the treatment period.7,8 In addition to these sleep improvements, DXP resulted in significant and clinically meaningful improvements in clinician-rated assessments of illness severity and therapeutic effect and in patient-rated assessments of therapeutic effect. These improvements were observed as early as the first assessment time point in both studies, with sustained effects, lasting as long as 12 weeks in Study A. These results suggest that both patients and physicians perceived consistent symptom improvement beyond the traditional analyses of quantitative nighttime sleep. To the best of our knowledge, these results represent the first evidence of significant improvement of CGI scores in a double-blind, PBO-controlled trial of primary insomnia. All doses of DXP were well-tolerated, with no reports of complex sleep behaviors, amnesia or anticholinergic effects, and no significant next-day residual effects. These data indicate that elderly subjects taking DXP at doses of 1 mg, 3 mg, and 6 mg may experience improvements in both sleep and global treatment outcome that continue over time.
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The research reported here was supported by Somaxon Pharmaceuticals, Inc.